UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 9, 2026

Power Solutions International, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-35944	33-0963637
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

201 Mittel Drive, Wood Dale, Illinois 60191

(Address of Principal Executive Offices, and Zip Code)

(630) 350-9400

Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	PSIX	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On November 9, 2026, Power Solutions International, Inc. (the “Company”) entered into an amendment (the “Amendment”) to the Supply Agreement, dated December 11, 2007, as previously amended (the “Supply Agreement”). The Amendment, dated as of November 9, 2026, is with HD Construction Equipment Co., Ltd. (“HCE”). HCE is the successor to HD Hyundai Infracore Co., Ltd. (formerly known as Doosan Infracore Co., Ltd.) under the Supply Agreement. Under the Supply Agreement, the Company buys engine long blocks from HCE. The Company integrates them into its power systems products. The Amendment covers HCE’s GV22TI 22-liter natural gas engine long blocks for calendar years 2027 and 2028.

The Amendment fixes the unit price for GV22TI engine long blocks for all engines ordered and shipped on or before December 31, 2028. No price increase applies to those engines unless both parties agree in writing. At the fixed price, the agreed 2027 and 2028 volumes represent aggregate purchases of approximately $121.9 million. An exhibit to the Amendment sets the agreed monthly delivery schedule for GV22TI engine long blocks for calendar years 2027 and 2028.

Under the Amendment, the Company will pay HCE an advance payment equal to 10% of the total contract value of each year’s volume. The advance payment for the 2027 volume is due by November 30, 2026, and the advance payment for the 2028 volume is due by June 30, 2027. HCE will repay each advance payment through a 10% reduction to its invoices for products shipped during the applicable year. The parties may agree on reasonable measures if deliveries are delayed or delivery volumes are temporarily reduced.

If the Company’s actual purchases over the 24-month period are less than 90% of the scheduled volume, the parties will discuss and agree on a recovery mechanism, which may include a price increase applicable in 2029. For GV22TI engines shipped in 2027 and 2028, this provision replaces the annual forecast provision of the September 11, 2024, addendum to the Supply Agreement. In the Amendment, the parties also confirmed the assignment of the Supply Agreement to HCE, effective January 1, 2026, and ratified the Supply Agreement.

All other terms of the Supply Agreement remain in effect.

This summary of the Amendment is not complete and is qualified in its entirety by reference to the full text of the Amendment. The Company intends to file the Amendment as an exhibit to its Annual Report on Form 10-K for the year ending December 31, 2026, with certain portions omitted as permitted by Item 601(b)(10)(iv) of Regulation S-K.

Item 7.01. Regulation FD Disclosure.

On November 9, 2026, the Company issued a press release announcing the Amendment. A copy is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1, is furnished and is not deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section. It shall not be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly stated by specific reference in that filing.

Forward-Looking Statements

This Current Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act, including statements about expected engine supply, purchase volumes, advance payments, and the Company’s ability to meet customer demand. These statements are subject to risks and uncertainties that could cause actual results to differ materially. Those risks include the Company’s dependence on HCE as a supplier, delivery delays, changes in customer demand, the Company’s obligation to make advance payments before receiving related customer deposits, the possibility of a price increase in 2029 if the Company’s purchases fall below 90% of the scheduled volume, and the other risks described under “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its later filings with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release of Power Solutions International, Inc., dated November 9, 2026

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Power Solutions International, Inc.

Dated: November 9, 2026	By:	/s/ Xun Li
Xun Li
Chief Financial Officer